Technology Investment Capital Corp.
8 Sound Shore Drive, Suite 255
Greenwich, CT 06830

March 30, 2006

Newtek Business Services, Inc.
CrystalTech Wed Hosting, Inc.
462 Seventh Avenue, 14th Floor
New York, New York 10018
Attn: Mr. Barry Sloane

Gentlemen:

We refer to that certain Securities Purchase Agreement, by and among Technology Investment Capital Corp., CrystalTech Web Hosting, Inc., and Newtek Business Services, Inc., dated as of March 28, 2005 (the "Agreement"). All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

The parties desire to amend Section 1.1 of the Agreement by amending and restating the definition of "Special Prepayment Window" as follows:

"Special Prepayment Window" shall mean the period of time beginning on the first day immediately after the first anniversary of the Closing Date and ending on June 27, 2006."

The parties further desire to confirm their agreement that the Additional Interest payable on March 31, 2006 in connection with the $4,000,000 optional prepayment being made that same date (the “March 2006 Prepayment”), shall be made in cash, in an amount equal to $127,033 (the “Additional Interest Payment”), in lieu of Newtek delivering Newtek Shares pursuant to Section 2.5(d)(iv) of the Agreement. The Purchaser’s agreement to accept cash in lieu of Newtek Shares does not alter the Purchaser’s right to receive Newtek Shares with respect to any further Additional Interest payable under the Agreement.

After giving effect to and upon indefeasible receipt of the March 2006 Prepayment and the Additional Interest Payment: (x) the scheduled principal payments specified under Section 2.6(a) of the Agreement shall be revised so that the remaining principal payments due shall be as follows, (a) $2,000,000 on March 28, 2008, and (b) the then remaining balance of the Notes on March 28, 2009; and (y) Section 2.4 of the Agreement shall be amended and restated in its entirety as follows:

“Maturity Date. The entire unpaid principal amount of the Notes and any accrued and unpaid interest thereon shall be due and payable on March 28, 2009 (the “Maturity Date”), unless such amounts become due and payable earlier upon acceleration in accordance with the terms hereof or otherwise.”

This letter is an amendment of the Agreement under Section 11.4 of the Agreement. The Agreement remains in full force and effect, except to the extent expressly modified herein. This letter shall be

Newtek Business Services, Inc.
CrystalTech Wed Hosting, Inc.
March 30, 2006

governed by New York law, and may be executed in one or more counterparts. This letter shall constitute a "Transaction Document" under the Agreement.

Please signify your agreement to this letter by countersigning and returning an original to us.

Very truly yours,

TECHNOLOGY INVESTMENT CAPITAL CORP.

By:	/s/ Saul B. Rosenthal
Name:	Saul B. Rosenthal
Title:	President

Agreed to and accepted as of
March 31, 2006:

CRYSTALTECH WEB HOSTING INC.		NEWTEK BUSINESS SERVICES, INC.

By:	/s/ Craig J. Brunet	By:	/s/ Barry Sloane
Name:	Craig J. Brunet	Name:	Barry Sloane
Title:	Vice President	Title:	Chairman and Chief Executive Officer